Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
THIRD AMENDMENT TO THE
ETF FUND ACCOUNTING SERVICING AGREEMENT
    THIS THIRD AMENDMENT (this “Amendment”) to the ETF Fund Accounting Servicing Agreement, dated as of August 29, 2022, as amended (the “Agreement”), is made and entered into as of March 29, 2025 (the “Effective Date”) by and between FUNDX INVESTMENT TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).
RECITALS
    WHEREAS, the parties have entered into an Agreement; and
WHEREAS, the parties desire to amend Exhibit A of the Agreement;
WHEREAS, the parties desire to amend the fee schedule in Exhibit B of the Agreement; and
WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by the parties and authorized or approved by the Board of Trustees.
    NOW, THEREFORE, the parties agree as follows:
1.As of the Effective Date, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with the Exhibit A attached hereto.

2.As of the Effective Date, Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

FUNDX INVESTMENT TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jeffrey Smith	By:	/s/ Gregory Farley
Name:	Jeffrey Smith	Name:	Gregory Farley
Title:	President	Title:	Senior Vice President
Date:	5/29/2025	Date:	5/30/2025

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
Exhibit A to the Fund Accounting Servicing Agreement

Separate Series of FundX Investment Trust

Name of Series	Adviser
FundX ETF	One Capital Management, LLC
FundX Aggressive ETF	One Capital Management, LLC
FundX Conservative ETF	One Capital Management, LLC
FundX Flexible ETF	One Capital Management, LLC
FundX Global Equity ETF	One Capital Management, LLC
FundX Future Fund Opportunities ETF	One Capital Management, LLC

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
Exhibit B to the Fund Accounting Servicing Agreement Fee Schedule

Fund Accounting Services Fee Schedule

Combined Fund Administration/Fund Accounting/Transfer Agent Annual Fee Based Upon Average Net Assets per Fund* The following reflects the greater of the basis point fee or annual minimum where the applicable adviser as noted on Exhibit A (each an “Adviser”) acts as investment adviser to certain fund(s) in FundX Investment Trust (the “Trust”)
*Basis points
___ on the first $ ___
___ on the next $ ___
___ on the next $___
___ on the balance
*Minimum Annual Fee of $ ___ per Fund Calculated at Fund Complex Level

*Subject to annual CPI increase-All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative). Fees are calculated pro rata and billed monthly.

■Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM. Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial three-year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the initial three-year period. Following the initial three-year period, this fee schedule will automatically renew (unless otherwise amended or terminated) for successive three-year periods and should this service agreement with U.S. Bank be terminated prior to the end of such a three-year period, Adviser will be responsible for the balance of the minimum fees for the remainder of such three-year period.

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements
Chief Compliance Officer Support Fee
■N/A
Data Services
■$ ___ - Listed Instruments and rates which may include but are not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
■$ ___ - Lower Tier Cost Fixed Income Instruments which may include but are not limited to: Domestic Corporate Governments and Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
■$ ___ - Higher Tier Cost Fixed Income Instruments which may include but are not limited to: CMO and Asset Backed Securities, Money Market Instruments, Foreign Corporates, Governments and Agency Bonds, and High Yield Bonds
■$___ - Bank Loans
■$ ___ - Intraday money market funds pricing, up to ___ times per day
■$ ___ per Month Manual Security Pricing (>___per day)

■Derivative Instruments are generally charged at the following rates:
■$ ___ - Interest Rate Swaps, Foreign Currency Swaps

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
■$ ___ - Swaptions
■$ ___ - Credit Default Swaps

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Actions and Factor Services
■$ ___ per Foreign Equity Security per Month
■$ ___ per Domestic Equity Security per Month
■$ ___ per CMOs, Asset Backed, Mortgage Backed Security per Month
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing and customized reporting.
Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added for other services and unique fund structures such as Master/ Feeder funds.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

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